Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

SECOND QUARTER 2018 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – July 31, 2018 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $2,476,000 and $4,253,000, respectively, for the three and six month periods ended June 30, 2018. Earnings per share were $0.43 and $0.74 and dividends totaled $0.27 and $0.54 per share, respectively, for the three and six months ended June 30, 2018. June 30, 2018 year-to-date net income increased by $48,000 as compared to the same period in 2017. The increase was driven primarily by an increase in interest income due to positive loan growth and a decrease in income tax expense.

During the six months ended June 30, 2018, total interest income increased by $1,101,000 or 6.9% as compared to the same six months of 2017, chiefly due to positive loan growth increasing interest on loans by $1,163,000 or 10.5%, offset by an increase in interest paid on deposits of $665,000 or 35.0%, principally stemming from the rising deposit interest rate environment effected by the recent short-term federal funds rate hikes.

Non-interest income, excluding net investment gains, was $131,000 higher through the six months ended June 30, 2018 as compared to the six months ended June 30, 2017. Service charges and fees on deposits and ATM and debit card income increased in 2018 as compared to the same period in 2017. Gains on sales of mortgage loans decreased by $57,000 in 2018 as compared to 2017, as more loans are being retained in the loan portfolio.

Non-interest expense increased during the six months ended June 30, 2018 to $11,571,000. The $642,000 increase over the same period in 2017 was the result of increases in salaries and employee benefits expense due to the hiring of additional sales staff and the amortization of a new low-income housing credit partnership for which occupancy began in May 2017.

Income tax expense was $579,000 lower for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017 due to major tax reform legislation, which reduced the Corporation’s tax rate from 34% to 21%, effective January 1, 2018. The Corporation recognized $202,000 of tax credits from low-income housing partnerships in the first six months of 2018.

Total assets increased to $1,010,597,000 at June 30, 2018, an increase of $5,173,000 or 0.5% as compared to June 30, 2017, due to improved loan portfolio growth.

Net loans increased $57,428,000 or 11.0% from June 30, 2017 to June 30, 2018, funded with positive deposit increases of $34,030,000 or 4.9%. Stockholder’s equity decreased $1,187,000 or 1.0% from June 30, 2017 to June 30, 2018, as a result of a reduction in accumulated other comprehensive income.

On May 7, 2018 First Keystone Community Bank opened a Loan Production Office located at 559 Main Street, Suite 114, Bethlehem, Pennsylvania. This new office focuses on loan origination for both commercial loans and residential mortgage loans.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.